Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated November 6, 2020, in the Registration Statement (Form S-1) and related Prospectus of E2open Parent Holdings, Inc. for the registration of 244,125,272 shares of its Class A Common Stock, and 15,280,000 Warrants to purchase Class A Common Stock.

/s/ Ernst & Young LLP

Austin, Texas

March 5, 2021